Exhibit 10.1
LAKESHORE TOWERS
SECOND AMENDMENT TO OFFICE LEASE
     This Second Amendment to Office Lease (the “Second Amendment”), dated as of June 13 , 2011, is made by and between Lakeshore Towers Limited Partnership Phase II, a California limited partnership (“Landlord”), and Quality Systems, Inc., a California corporation (“Tenant”).
RECITALS
     A. Landlord and Tenant entered into that certain Lease dated as of September 18, 2007, as amended by that certain First Amendment to Office Lease dated July 8, 2010 (collectively, the “Existing Lease”) covering those certain Premises situated in that certain office building located at 18111 Von Karman Avenue, Irvine, California, within the project commonly known as “Lakeshore Towers.” as more particularly described in the Existing Lease.
     B. Landlord and Tenant mutually desire to enter into this Second Amendment in order to amend the Existing Lease to, among other things, expand the Premises (the Existing Lease, as amended by this Second Amendment, the “Lease”).
     FOR VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant agree as follows:
1. Defined Terms. The meaning of certain defined terms in the Existing Lease shall be modified as follows:
     1.1 Premises. Effective as of the Expansion Premises Commencement Date (as defined below), the term “Premises” shall include, in addition to the Sixth Floor Premises and Seventh Floor Premises, the Expansion Premises (as defined below).
     1.2 Base Rent. Effective as of the Expansion Premises Commencement Date. “Base Rent” for the Expansion Premises shall be as follows:

			Annual
		Monthly	Rental Rate
	Annual	Installment	per Rentable
	Base Rent	of Base Rent	Square Foot
July 1,2011 through	$214,056.00	$17,838.00	$24.00
June 30, 2012
July 1,2012 through	$220,477.68	$18,373.14	$24.72
June 30, 2013
          Tenant shall pay to Landlord the first month’s Base Rent in the amount of Seventeen Thousand Eight Hundred Thirty-Eight and no/100 Dollars ($17,838.00) for the Expansion Premises prior to July 1, 2011.
     1.3 Lease Expiration Date. Effective as of the Expansion Premises Commencement Date, “Lease Expiration Date” for the Expansion Premises shall mean June 30, 2013.
     1.4 Base Year. Effective as of the Expansion Premises Commencement Date, “Base Year” for the Expansion Premises shall mean calendar year 2011.
     1.5 Lease Term. Effective as of the Expansion Premises Commencement Date, “Lease Term” for the Expansion Premises shall mean the period of July 1, 2011 through June 30, 2013.
     1.6 Tenant’s Share. Effective as of the Expansion Premises Commencement Date, “Tenant’s Share” for the Expansion Premises shall mean three and eighty-two hundredths percent (3.82%). Such Tenant’s Share is calculated on the basis of the 2009 Stephenson Calculation (as defined below).
LAKESHORE TOWERS BUILDING III
[Quality Systems, Inc.]

2. Tax Increase Protection. The Tax Reassessment Protection Period shall not be applicable to the Expansion Premises.
3.Expansion Premises. Effective as of July 1, 2011 (the “Expansion Premises Commencement Date”). Landlord hereby leases to Tenant and Tenant leases from Landlord approximately 8,919 rentable square feet (7,598 usable square feet) located on the Sixth Floor of the Building commonly known as Suite 650 (the “Expansion Premises”). Except as otherwise provided herein, the Expansion Premises is leased to Tenant subject to all the terms, covenants and conditions set forth in the Lease.
     The Expansion Premises is shown on page 1 of Exhibit A to this Second Amendment. The rentable square footage and usable square footage of the Expansion Premises was calculated pursuant to BOMA by Stephenson Systems on February 4, 2009 (“2009 Stephenson Calculation”), and such calculations have been provided to Tenant. Landlord and Tenant accept the 2009 Stephenson Calculation of 8,919 rentable square feet and 7,598 usable square feet for the Expansion Premises and 233,760 rentable square feet for the Building as final.
4. Term Extension Option. The option to extend the Lease Term pursuant to Section 2.2 of the Existing Lease is not applicable to the Expansion Premises.
5. Parking. Effective as of the Expansion Premises Commencement Date, Tenant shall be entitled to rent up to thirty-three (33) unreserved parking spaces in the Parking Structure. Such thirty-three (33) parking spaces shall be available for use by Tenant so long as Tenant is also using the one hundred ninety(190) parking spaces (or one hundred fifty(150) spaces if Landlord must reduce parking spaces available to Tenant to provide 3.75 unreserved parking spaces to other tenants) as contemplated by Section 8 of the First Amendment.
The cost to Tenant of such thirty-three (33) parking spaces shall be Twenty-Five and no/100 Dollars ($25.00) per month per space payable at the same time as monthly installments of Base Rent are due.
6. Tenant Improvements. Tenant has inspected the Expansion Premises and accepts the Expansion Premises in its current “AS IS” condition. Landlord shall not construct improvements or make any refurbishments to the Expansion Premises. Tenant’s right to make Alterations to the Expansion Premises shall be as provided in the Lease.
7.Brokers. Tenant warrants and represents that it has not dealt with any real estate broker, agent, sales person or finder in connection with this Lease or its negotiation except for Grubb & Ellis Company (“Tenant’s Broker”) and Cushman & Wakefield of California, Inc. (“Landlord’s Broker”). Tenant shall indemnify and hold Landlord, its agents and employees harmless from any costs, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker, agent, sales person, finder or other entity claiming through Tenant in connection with this Lease or its negotiation. Landlord agrees to pay to Tenant’s Broker a commission equal to Seventeen Thousand Three Hundred Eighty-One and 35/100 Dollars ($17,381.35). The commission payable to Tenant’s Broker shall be due thirty (30) days following the execution and delivery of this Second Amendment by Landlord and Tenant so long as Tenant is not then in default under the Lease. Landlord shall pay a commission to Landlord’s Broker pursuant to a separate agreement.
8. Miscellaneous.
     8.1 Effect of Amendment. Except to the extent the Existing Lease has been modified by this Second Amendment, the remaining terms and conditions of the Existing Lease shall remain unmodified and in full force and effect.
     8.2 Defined Terms. The defined terms used in this Second Amendment, as indicated by the first letter of a word being capitalized, shall have the same meaning in this Second Amendment as such terms have in the Existing Lease except as otherwise expressly provided in this Second Amendment.
9. Execution. This Second Amendment has been executed and shall be deemed effective as of the date first above written.
“Landlord”:
LAKESHORE TOWERS BUILDING III
[Quality Systems, Inc.]

LAKESHORE TOWERS LIMITED PARTNERSHIP PHASE II, a California limited partnership
By:	Skipper Realty Corporation, a Delaware corporation Title: Sole General Partner

By:	/s/ Robert Jones
	Name:	Robert Jones
	Title:	Vice President

“Tenant”: QUALITY SYSTEMS, INC., a California corporation
By:	/s/ Paul Holt
	Name:	Paul Holt
	Title:	EVP and CFO

By:	/s/ Steven Plochocki
	Name:	Steven Plochocki
	Title:	CFO

LAKESHORE TOWERS BUILDING III
[Quality Systems, Inc.]

EXHIBIT A
EXPANSION PREMISES FLOOR PLAN
EXHIBIT A
LAKESHORE TOWERS BUILDING III
[Quality Systems, Inc.]